EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the ING Group Long Term Equity Ownership Plan of our report dated March 21, 2005, with respect to the consolidated financial statements of ING Bank Belgium S.A./ N.V. not included in the Annual Report on Form 20-F of ING Groep N.V. for the year ended December 31, 2004.

Brussels, May 13, 2005

Ernst & Young Reviseurs d’Enterprises S.C.C.